Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Rob Jorgenson
June 20, 2012	724-465-5448

S&T Bank Announces Retirement of

Senior Executive Vice President and Chief Operating Officer

– Edward C. Hauck Commended for Years of Service, Dedicated Leadership –

Indiana, Pennsylvania – S&T Bank, a full-service financial institution with branch locations in 10 Pennsylvania counties, has announced that Edward C. Hauck, senior executive vice president and chief operating officer, has decided to retire from active bank employment effective March 29, 2013.

“At S&T Bank, we have always believed that our strength as an organization is drawn directly from sound, steady leadership. In his many years of service to the bank in senior leadership roles, Ed Hauck has provided that steady hand – from guiding the bank through acquisitions to being directly involved in key strategic planning efforts to grow and enhance our business,” Todd D. Brice, president and chief executive officer of S&T Bank. “While we will miss him, we will always remember his numerous contributions. On behalf of every S&T employee, I want to wish Ed and his wife Jo Ann the very best as they start this next chapter in their lives.”

A resident of Indiana, PA, Hauck began his career in banking as a teller with Union Bank in 1974. He began working for S&T Bank in 1988 when Union Bank merged with S&T Bank. During his 24-year tenure with the bank, Hauck developed a broad portfolio as a senior manager, holding responsibility for areas that included retail banking, mortgage banking, human resources, facilities, marketing, operations, technology and the Consumer Loan Center. He was directly involved in the development of the Loan Service Center and the Direct Banking Center. In addition, he played an integral role in the bank’s long-term strategic planning and in overseeing the integration of regional banks that have been acquired by S&T Bank.

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S&T Bank Announces Retirement of

Senior Executive Vice President and Chief Operating Officer (cont.)

– Edward C. Hauck Commended for Years of Service, Dedicated Leadership –

“It has been a privilege to work for an organization such as S&T Bank for a significant part of my professional life,” added Hauck. “It is a place that is dedicated to its employees and committed to its communities at the same time, and it was incredibly rewarding to be part of a team that helped the bank achieve its current position in the marketplace. I wish my colleagues and the bank nothing but continued success.”

Hauck is a graduate of Indiana University of Pennsylvania and earned a Bachelor of Science in French, Spanish and History.

About S&T Bank

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.3 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit http://www.stbancorp.com.

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